Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our Independent Registered Public Accounting Firm’s Report dated April 22, 2008, covering the financial statements of Etelos, Inc. for the years ended December 31, 2007 and 2006, to be included in this pre-effective amended registration statement on Form S-1 filed with the Commission on approximately May 20, 2008.

We also consent to the reference to us as experts in matters of accounting and auditing in this Registration Statement.

/s/ Stonefield Josephson, Inc
Stonefield Josephson, Inc
CERTIFIED PUBLIC ACCOUNTANTS

San Francisco, California
May 20, 2008